Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-272124 and 333-265020) and Form S-8 (Nos. 333-265021 and 333-211398) of RenaissanceRe Holdings Ltd. of our report dated October 27, 2023 relating to the financial statements of Validus Holdings, Ltd., which appears in Exhibit 99.1 of this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers Ltd.

Hamilton, Bermuda

January 11, 2024